UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report: November 23, 2015
(Date of earliest event reported)

THE YORK WATER COMPANY
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	001-34245	23-1242500
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

130 EAST MARKET STREET YORK, PENNSYLVANIA	17401
(Address of principal executive offices)	(Zip Code)

(717) 845-3601
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE YORK WATER COMPANY

Item 8.01	Other Events.

THE YORK WATER COMPANY DECLARES A DIVIDEND FOR THE 200TH CONSECUTIVE YEAR
ANNOUNCES AN INCREASED 580th DIVIDEND
CONTINUES THE AMERICAN DIVIDEND RECORD

York, Pennsylvania, November 24, 2015: The York Water Company's (NASDAQ:YORW) President and CEO, Jeffrey R. Hines, announced today that the Board of Directors at their November 23rd meeting declared a quarterly dividend of $0.1555 per share, an increase of 4.0%.  The dividend is payable January 15, 2016 to shareholders as of record date December 31, 2015.

According to President Hines: "The York Water Company has now declared dividends for 200 consecutive years which is a remarkable feat in this great nation founded on the principles of free enterprise. When a group of local business leaders gathered to issue the first shares of stock in 1816, and then paid dividends every year since then, they started a record that is unsurpassed for a publicly traded company in America. Even in 1863, when the City of York was occupied by an invading army, York Water's Board of Directors maintained its dividend record intact."

This is the 580th consecutive dividend to be paid by The York Water Company and is the nineteenth consecutive year that the Company has increased its dividend.  York Water is believed to have the longest record of consecutive dividends in America.

THE YORK WATER COMPANY

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE YORK WATER COMPANY

/s/Kathleen M. Miller
Date: November 24, 2015	Kathleen M. Miller
Chief Financial Officer